Exhibit 99.1

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Statement Regarding U.S.

Department of Justice Action

VICTOR, N.Y., Jan. 31, 2013 – Constellation Brands, Inc. (CBI), (NYSE: STZ and STZ.B) issued the following statement today in response to the U.S. Department of Justice’s (DOJ) action concerning the proposed Anheuser-Busch InBev-Grupo Modelo transaction.

Constellation Brands is disappointed with the DOJ decision. The proposed transaction would further establish Crown Imports as a more independent and competitive entity and solidify its position as a major player in the U.S. beer industry. We will provide further comment when appropriate.

Given today’s development, we no longer expect the deal to close during the first calendar quarter of 2013 but we ultimately look forward to an expeditious resolution.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.